Exhibit 10.4

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2026 by and among the persons identified on Schedule I hereto (each, a “Shareholder” and collectively the “Shareholders”), IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement between SPAC and the Company, dated as of March 16, 2026 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, each Shareholder owns the number and class(es) of shares in the capital of the Company as set forth next to the name of such Shareholder on Schedule I (such Company Common Shares, together with all other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), by reason of any stock split, equity security dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares of stock or other equity securities or other rights, the “Shareholder Shares”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares; (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, obtaining the Company Required Approval is a condition precedent to the consummation of the Closing; and

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the BCA, SPAC has required certain Company Shareholders to enter into this Agreement and a lock-up agreement with the Company and SPAC to be entered into prior to the Closing (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Covenants of the Shareholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing or (y) the date on which the BCA is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Shareholder, severally and not jointly, hereby agrees that:

(i) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Company Shareholders, however called, and in any action by written consent of the Company Shareholders, at which the BCA and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the Company Shareholders, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) in favor of the Company Arrangement Resolution, the Plan of Arrangement and the other Transactions, and to execute and deliver any written consents with respect to the Shareholder Shares approving any matter in connection with the Arrangement (including the Share Exchanges) and the matters contemplated by the BCA and the Ancillary Agreements promptly, but in no event later than five (5) Business Days after the registration statement filed with the SEC on Form S-4 is declared effective; and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) against (other than pursuant to, or in furtherance of, the Arrangement (including the Share Exchanges) and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Arrangement (including the Share Exchanges) or any of the other Transactions, the BCA or any of the other agreements related to the Arrangement (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as an exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by SPAC; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the constating documents or the other organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the BCA or the Ancillary Agreements), except if approved in writing by SPAC; (ee) any other change in the corporate structure (other than the Arrangement (including the Share Exchanges) or any of the other Transactions) or business of the Company or any of its Subsidiaries, except if approved in writing by SPAC; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (2) any Acquisition Proposal or Alternative Transaction (unless the Company Board has effected a Company Modification in Recommendation pursuant to Section 7.7(e) of the BCA in respect of a Company Superior Proposal, or the Company has terminated or is terminating the BCA pursuant to Section 9.1(e) thereof); (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the BCA or of such Shareholder contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Closing set forth in Article VIII of the BCA not being fulfilled; (5) any action that would preclude SPAC from filing with the SEC a registration statement on Form S-4 as contemplated by the BCA; and (6) any action that would preclude SPAC from filing with the SEC the Proxy Statement as contemplated by the BCA; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (6) of the preceding clause (A) by written consent (subject to the exception set forth in sub-clause (2) of clause (A) above).

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(b) During the Restricted Period, each Shareholder shall not, and shall cause such Shareholder’s Affiliates (as defined below) not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any Subsidiary of the Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any Subsidiary of the Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage the Company or any Subsidiary of the Company to enter into, any acquisition agreement, merger agreement, amalgamation agreement, plan of arrangement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state or province in connection with an Acquisition Proposal, Alternative Transaction or otherwise, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction, or (v) take any action which would reasonably be expected to impede, prevent or materially delay the approval of the Arrangement, including bringing, or threatening to bring, any suit or proceeding for the purpose of stopping, preventing, impeding or delaying the Plan of Arrangement, including exercising any rights to appear before a proceeding related to the Arrangement in a manner that is not supportive of the approval of the Arrangement; provided, however, that notwithstanding the foregoing, nothing in this Section 1(c) shall prohibit a Shareholder from taking any action that is permitted by, or done in compliance with, Section 7.7 of the BCA (including with respect to a Company Superior Proposal).

(c) Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the BCA, the Arrangement (including the Share Exchanges) and the other Transactions, to the extent same are available under applicable Law, including the CBCA, that such Shareholder may have with respect to the Shareholder Shares owned beneficially or of record by such Shareholder.

(d) Reserved.

(e) Each Shareholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to the Shareholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the constating documents of the Company) necessary to effect the Arrangement and the other Transactions and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the BCA (in substantially the form previously provided to the Shareholder as of the date of this Agreement), including the Share Exchanges and the Arrangement.

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2. Irrevocable Proxy. Each Shareholder hereby revokes any proxies that such Shareholder has heretofore granted with respect to his, her or its Shareholder Shares, hereby irrevocably constitutes and appoints the Company as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder for and on such Shareholder’s behalf, for and in such Shareholder’s name, place and stead, in the event that such Shareholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Shareholder Shares of such Shareholder and grant all written consents thereto in each case in accordance with the provisions of Section 1(a)(i) and (ii), and to represent and otherwise act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Shareholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6(m). Each Shareholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by the Company of the BCA and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Shareholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the Company in this Agreement.

3. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to SPAC, severally and not jointly, as follows:

(a) Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is not an individual, (a) such Shareholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) such Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of any such Shareholder or such Shareholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the execution of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by SPAC and the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(1) The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Shareholder.

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(2) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Shareholder if such Shareholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Governmental Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii) through (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Shareholder is a married individual and is subject to community property laws, such Shareholder’s spouse has consented to this Agreement and the transactions contemplated by this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

(c) Ownership of Shareholder Shares. Such Shareholder (a) as of the date hereof, is the sole record and beneficial owner of all of the Shareholder Shares, Company Options and/or Company Warrants listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents), (b) as of the date hereof, has the sole voting power with respect to such Shareholder Shares and (c) has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than this Agreement). As of the date hereof, except as set forth on Schedule I, neither such Shareholder nor, to the knowledge of such Shareholder, any Family Member (as defined below) of such Shareholder nor any of the Affiliates of such Shareholder or of such Family Member of such Shareholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the Company Shareholders referred to in Section 1(a)(i) and with respect to any written consent of the Company Shareholders referred to in each of Section 1(a)(i) or (ii), such Shareholder or such Shareholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents), except with respect to any Shareholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter). As used in this Agreement, the term “Family Member” means, with respect to each Shareholder, (i) any spouse, parent, grandparent or natural or adopted sibling, child or grandchild of such Shareholder, together with the current spouse of each such individual and (ii) any corporation, trust, limited liability company, partnership, charitable foundation or organization or other entity directly or indirectly controlled by, and substantially all of whose equity or membership interests are owned by, or whose sole beneficiaries are, directly or indirectly, any of the individuals referenced in the preceding clause (i).

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(d) Contracts with the Company. Except for (a) any Contract listed in Section 3.5(a)(vii) or 3.19 of the Company Disclosure Letter and (b) any agreement pursuant to which such Shareholder purchased or received any Shareholder Shares, Company Options, Company Convertible Notes or Company Warrants which was shared with SPAC in the Company’s virtual data room for the Transactions, neither such Shareholder nor any Family Member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder is a party to any Contract with the Company and/or any of its Subsidiaries.

(e) Independent Advice. Such Shareholder has received a copy of and has reviewed the BCA, the Lock-Up Agreement and the other documentation relating to the Arrangement (including the Share Exchanges) and the other Transactions (including any other Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Shareholder deems relevant or appropriate.

4. No Transfers.

(a) Each Shareholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Shareholder Shares or Company Convertible Notes owned of record or beneficially by such Shareholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer; provided, however, that (i) the conversion of Company Convertible Notes or the exercise of Company Warrants by such Shareholder, or (ii) the Transfer of any Shareholder Shares pursuant to the Company Warrants by any Shareholder to the holder of the Company Warrants, in each case, shall not constitute a Transfer. Each Shareholder hereby authorizes SPAC to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect. For the avoidance of doubt, nothing herein shall be construed to permit the Transfer of any Company Options, which are non-transferable under their governing terms.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, shares, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, shares, options or warrants (including the right or power to vote any capital stock or shares) or (ii) in respect of any capital stock, shares, options or warrants or interest (including any beneficial ownership interest) in any capital stock, shares, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, shares, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, shares, options or warrants or interest (including any beneficial ownership interest) in capital stock, shares, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Shareholder to such Shareholder’s estate, such Shareholder’s immediate family, to a trust for the benefit of such Shareholder’s family, upon the death of such Shareholder or to an Affiliate of such Shareholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement and the Lock-Up Agreement by signing a joinder agreement hereto and thereto in form and substance reasonably satisfactory to SPAC (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

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(c) Each Shareholder hereby agrees not to, and not to permit any Person under such Shareholder’s control to deposit any of such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares owned beneficially or of record by such Shareholder to any arrangement with respect to the voting of such Shareholder Shares other than agreements entered into with SPAC.

5. Waiver and Release of Claims. Each Shareholder covenants and agrees, severally with respect to such Shareholder only and not with respect to any other Shareholder, as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), each Shareholder, on behalf of such Shareholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (provided, for the avoidance of doubt, that none of the Company or any of its Subsidiaries shall be deemed to release, waive or discharge any of the following Persons), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company and its Subsidiaries, and each of their respective predecessors, successors, assigns, Subsidiaries and Affiliates, and each of the respective past and present directors, officers, employees and agents of the foregoing, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”) arising out of or relating to the Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company.

(b) Each Shareholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Shareholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Shareholder knowingly and voluntarily waives and releases any and all rights and benefits arising out of or relating to such Shareholder’s capacity as a holder of equity securities of the Company that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Shareholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Shareholder the right not to release existing claims of which the Shareholder is not aware, unless the Shareholder voluntarily chooses to waive this right. Having been so apprised, each Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, SPAC would not have agreed to the terms of this Agreement.

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(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Shareholder or any of his, her or its Family Members or Affiliates releases or discharges, and each Shareholder (for himself, herself or itself and on behalf of his, her or its Family Members and Affiliates) expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the BCA, this Agreement or any of the other Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA, the Arrangement (including the Share Exchanges) or the other Transactions; (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement, shareholders agreement or equivalent document of the Company or any of its Subsidiaries with respect to such Shareholder, or any of his, her or its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries, in each case, solely to the extent contemplated by Section 6.7 of the BCA; (iii) for compensation or benefits payable to such Shareholder in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries that are (x) in the Ordinary Course or (y) otherwise on arms’ length terms and approved by the Company Board or any committee thereof; or (iv) for obligations pursuant to, or other rights set forth in, any employment or similar agreement (to the extent such agreement is an Ancillary Agreement or disclosed in the Company Disclosure Letter) between such Shareholder, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment-related rights that such Shareholder has by Contract or pursuant to applicable Law.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

6. General.

(a) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (1) when delivered in person, (2) when delivered after posting in the United States or Canada mail having been sent registered or certified mail return receipt requested, postage prepaid, (3) when delivered by FedEx or other nationally recognized overnight delivery service, or (4) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to SPAC (prior to Closing):

IB Acquisition Corp.
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: [***]
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: [***]
Email: [***]

Attention: Ralph V. De Martino and Marc E. Rivera

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if to the Company or, after Closing, SPAC:

c/o GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588
Email: [***]

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP
1600 West End Avenue
Nashville, TN 37203
Email: [***]

Email: [***]

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, ON M4H 0B4
Canada
Email: [***]

Attention: Omar Soliman

If to a Shareholder, at such Shareholder’s address set forth on Schedule I

(b) Headings; Counterparts. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(c) Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the BCA and each Ancillary Agreement to which a Shareholder is a party, constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the BCA and each Ancillary Agreement to which a Shareholder is a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

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(e) Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

(f) Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(i) Enforcement.

(i) Each Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect SPAC’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) SPAC and the Company would not have entered into the BCA and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(ii) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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(iii) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 6(i), no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6(i) are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 6(i) prior to pursuing any other form of relief referred to in the preceding clause (i).

(j) Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(k) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6(k).

(l) Publicity.

(i) All press releases or other public communications of any Shareholder relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that no Shareholder shall be required to obtain consent pursuant to this Section 6(l)(i) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6(l)(i); provided, further, that nothing herein shall prohibit any Shareholder from indicating that he, she or it was an early investor of the Company.

(ii) The restriction in Section 6(l)(i) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Shareholder making the announcement shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing.

(m) Termination. This Agreement shall terminate on the earliest to occur of (a) the Closing, (b) the termination of the BCA in accordance with its terms, or (c) a Company Modification in Recommendation made pursuant to Section 7.7(e) of the BCA in connection with a Company Superior Proposal. Upon any termination of this Agreement pursuant to clause (c), each Shareholder shall be released from all obligations under Section 2 (including any obligation to vote in favor of the Company Arrangement Resolution). No termination of this Agreement pursuant to clause (a) or (b) shall relieve or release any Shareholder from any obligations or liabilities arising out of such Shareholder’s breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 6 shall survive any termination of this Agreement pursuant to clause (a).

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(n) Capacity. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company, and not in such Shareholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, as applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by such Shareholder or any representative of such Shareholder, as applicable, serving in the capacity of a director or officer of the Company or any Subsidiary of the Company, or acting in such person’s capacity as a director or officer of the Company or any Subsidiary of the Company (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of the Company with respect to the Arrangement (including the Share Exchanges) and the other Transactions); or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting such Shareholder’s obligations hereunder in its capacity as a Shareholder).

(o) No Recourse. Notwithstanding anything herein to the contrary, the obligations of the Shareholders hereunder are several and not joint, and no Shareholder shall be responsible for the actions or inactions of any other Shareholder. Neither the Company nor any of its Subsidiaries, nor any of the past, present or future Company Shareholders (other than the Shareholders party hereto), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any Company Shareholder, shall have any obligation or liability for the obligations or liabilities of any Shareholder under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (a) neither SPAC nor any Subsidiary of SPAC shall be deemed an Affiliate of any Shareholder for purposes of this Agreement and (b) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by any Shareholder or by any Shareholder’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of any Shareholder, except to the extent any such Person is expressly requested or directed by a Shareholder to take any action which would constitute a breach of this Agreement if taken by a Shareholder hereunder, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (b)).

(q) Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof”, “herein,” “hereto,” “herewith” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,

a Nevada corporation

By:	/s/ Al Lopez
Name: Al Lopez
Title: Chief Executive Officer

Company:

GNQ INSILICO INC.

a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name: Rehan Huda
Title: Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	GNQI Holdings Inc.

Signature:	/s/ Rehan Huda

Name of Signer:	Rehan Huda

Title of Signer:	President

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	Trenchant Technologies Capital Corp.

Signature:	/s/ Tom English

Name of Signer:	Tom English

Title of Signer:	Director

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	Sudhir Saxena

Signature:	/s/ Sudhir Saxena

Name of Signer:	Sudhir Saxena

Title of Signer:	-

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	My Next Health Inc.

Signature:	/s/ Rehan Huda

Name of Signer:	Rehan Huda

Title of Signer:	Executive Chairperson and Director

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

SCHEDULE I

Shareholders

[***]